                                                                   EXHIBIT 10.20
[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.]
                       SETTLEMENT AND LICENSE AGREEMENT &
                      AGREEMENT OF DISMISSAL WITH PREJUDICE

         THIS SETTLEMENT AND LICENSE AGREEMENT & AGREEMENT OF DISMISSAL WITH PREJUDICE ("Agreement") is made as of September 6, 1996 ("Effective Date"), by and between Biosite Diagnostics, Inc., a Delaware corporation, having an office and principal place of business at 11030 Roselle Street, San Diego, California 92121 ("Biosite") and Abbott Laboratories, an Illinois corporation, having an office and principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064 ("Abbott").

         WHEREAS, on May 5, 1994, Abbott filed a patent infringement suit against Biosite in the United States District Court for the Northern District of Illinois, with respect to United States Patent No. 5,073,484 (Case No. 94 C
2808);

         WHEREAS, Biosite and Abbott wish to resolve the issues relating to such action.

         NOW, THEREFORE, in consideration of the mutual promises and obligations set forth herein, Abbott and Biosite agree as follows;

                             ARTICLE I - DEFINITIONS

         For purposes of this Agreement, the following definitions shall apply:

         1.01 The term "Action" means the action presently pending in the United States District Court for the Northern District of Illinois, Abbott Laboratories v. Biosite Diagnostics, Inc., bearing the Case Number 94 C 2808.

         1.02 The term "Affiliate" means with respect to a party, any other business entity which directly or indirectly controls, is controlled by, or is under common control with, such party. A business entity or party shall be regarded as in control of another business entity if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other business entity.

         1.03 The term "Combination Product" means a Product that is sold in combination with one or more other products which have commercial utility other than use in combination with a Product.


         1.04 The term "DOA Diagnostics Field" means the following field: the detection and measurement of drugs of abuse in human source materials.

         1.05 The term "[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field" means the following field: the detection and measurement of substances in materials not included in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field, the DOA Diagnostics Field, the Non-DOA Human Diagnostics Field or the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field.

         1.06 The term "[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field" means the following field: the detection and measurement of substances in [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION], including but not limited to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] and the like.



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         1.07   The term "Net Sales" means:

                (A) the gross invoiced price for all Products sold or otherwise transferred for tangible value by Biosite or its Affiliates or its sublicensees (to the extent authorized under this Agreement) in arm's length transactions to unrelated third parties for monetary or other valuable consideration, less deductions for:

                     (i) quantity, trade and cash discounts or rebates, credits or allowances and adjustments separately and actually credited to customers for rejections and returns of Products;

                     (ii) charges for freight, postage, transportation, import or export taxes, excise taxes and other similar taxes, insurance and other delivery costs not otherwise charged to the customer; and

                     (iii) any tax or other government charges imposed on the sale or use of Products (other than income tax) levied on its sale, transportation or delivery and borne by Biosite or its Affiliates or its sublicensees (to the extent authorized under this Agreement).

                (B) With respect to Combination Products, the gross invoiced price of such Combination Products billed to customers by Biosite or its Affiliates or its sublicensees (to the extent authorized under this Agreement), less: the allowances and adjustment referred to in subparagraph (A) above, multiplied by a fraction the numerator of which shall be the gross selling price of the Product as sold separately and the denominator of which shall be the sum of the gross selling price(s) of each of the other products having commercial utility in the Combination Product including the Product. If there is no established current gross selling price for the Product or for other products having commercial utility, then for purposes of calculating Net Sales the standard costs in accordance with Generally Accepted Accounting Principles ("GAAP") of manufacturing of the Product with the other products having commercial utility shall be used to determine the percentage of sales attributable to Product.

                (C) In the event that a Product sold by Biosite or its Affiliates or its sublicensees (to the extent authorized under this Agreement) is increased in price to include an amount to cover the amortized cost of an instrument system and/or other equipment supplied to a customer by Biosite or its Affiliates under a Reagent Agreement Plan, Reagent Rental Plan, or other successor or similar plan (collectively referred to herein as "RAP"), the


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Net Sales for such Product on which royalty shall be calculated shall be determined by reducing the total Net Sales of such Product (including the total of sale of Product and instrument system RAP) by the amount of the price increase attributable to RAP, in accordance with accounting procedures consistent with GAAP, provided the minimum amount attributable to the Net Sales of the Product shall be no less than the per unit current retail selling price of the Product as sold alone to non-RAP customers.


         1.08 The term "Non-DOA Human Diagnostics Field" means the following field: the detection and measurement of substances in human source materials, excluding the DOA Diagnostics Field.


         1.09 The term "Patents" means (A) U.S. Patent No. 5,073,484 and equivalent foreign patents or patent applications, as set forth in the attached Exhibit A, and (B) all divisions, continuations, continuations-in-part, reexaminations, reissues, additions, renewals and extensions of such patents.

         1.10 The term "Product" means any rapid immunoassay devices (including but not limited to those using the Triage(R) platform) which are manufactured and sold by Biosite or its Affiliates or its sublicensees (to the extent authorized under this Agreement) on the Effective Date or thereafter, and which fall within the scope of the claims of any of the Patents or would infringe the claims of any of the Patents but for the licenses granted under Section 3.01.

         1.11 The term "Valid Claim" shall mean a claim of an issued and unexpired Patent which neither has been held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, nor has been admitted by the holder of the Patent to be invalid or unenforceable through reissue, reexamination, disclaimer, abandonment or otherwise.


         1.12 The term "[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field" means the following field: the detection and measurement of substances in [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].



              ARTICLE II - RELEASE AND CONCLUSION OF CONTROVERSIES


         2.01 As of the Effective Date, Abbott releases and forever discharges Biosite and its Affiliates, and their respective agents, attorneys, directors, officers and employees, from any and all claims and demands whatsoever in law and equity, whether now known or unknown, arising from any infringement or alleged infringement of one or more claim of any Patents by Biosite or its Affiliates occurring prior to the Effective Date or arising out of or relating to the Action or any claims or allegations asserted in the Action, except to the extent any such claims and demands relate to the manufacture, sale or use of Products in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field after the Effective Date.



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         2.02 As of the Effective Date, Biosite releases and forever discharges
Abbott and its Affiliates, and their respective agents, attorneys, directors, officers and employees, from any and all claims and demands whatsoever in law and equity, whether now known or unknown, arising out of or relating to the Action or any claims or allegations asserted in the Action.

         2.03 The parties shall enter into and promptly submit to the United States District Court for the Northern District of Illinois ("Court") a Joint Stipulation and Order of Dismissal in the form attached as Exhibit B. The parties shall take all necessary steps to secure the entry of the Joint Stipulation and Order of Dismissal. The Action will be finally terminated by the entry of the Joint Stipulation and Order of Dismissal and no appeal shall be taken by any party from such Order. This Agreement shall not be filed with the Court.

         2.04 Abbott and Biosite each expressly waives any right or claim it may have to recover from the other party court costs or attorneys' fees arising from or in connection with the Action.

         2.05 The Protective Order entered in the Action, a copy of which is attached as Exhibit C, shall remain in full force and effect indefinitely, and Biosite and Abbott each shall continue to comply with its terms upon the termination of the Action.

                           ARTICLE III - LICENSE GRANT


         3.01 (A)  Upon the date of receipt by Abbott of the sum set forth in
Section 4.01 hereof, Abbott, as of the Effective Date, grants to Biosite and its Affiliates a fully paid-up, worldwide, non-exclusive license under the Patents, to make, have made, use, import, offer to sell, sell and have sold Products in the DOA Diagnostics Field, subject to the terms of Articles VI and VII hereof.



              (B) As of the Effective Date, Abbott also grants to Biosite and its Affiliates a royalty-bearing (at the rate specified in Section 4.03), worldwide, non-exclusive license under the Patents to make, have made, use, import, offer to sell, sell and have sold Products in the Non-DOA Human Diagnostics Field, subject to the terms of Articles VI and VII hereof.

              (C) As of the Effective Date, Abbott also grants to Biosite and its Affiliates a royalty-bearing (at the rate specified in Section 4.04), worldwide, non-exclusive license under the Patents to make, have made, use, import, offer to sell, sell and have sold Products in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostic Field and the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field, subject to the terms of Articles VI and VII hereof.

              (D) Biosite and its Affiliates shall not have the right to grant sublicenses to any third party under the licenses granted pursuant to Section 3.01(A), (B) or (C), except as provided in Section 3.01(E) and (F) below.

              (E) Biosite and its Affiliates shall have the right to grant sublicenses (without the right to grant further sublicenses) to one or more third parties under the licenses granted pursuant to Section 3.01(A), (B) and
(C), only if all of the following requirements are met for each such sublicense:

                   (I) Such sublicense shall be granted only to a third party collaborator of Biosite in conjunction with a collaborative research and development relationship between Biosite and such party in which Biosite retains primary responsibility for either development or manufacturing or distribution of Products developed under such collaborative relationship ("Collaborative Products") and such sublicense shall only apply to Collaborative Products.

                   (II) Such sublicense shall be in writing, shall be consistent with the terms of this Agreement, and shall provide Abbott with audit rights for the sublicensee's books of account to the same extent as Abbott has audit rights for Biosite's books of account pursuant to Section 4.07.

                   (III) Such sublicense shall be royalty-bearing in all fields, with the following royalties being payable to Abbott based on the sublicensee's Net Sales to end-users of Collaborative Products at the following rates: (a) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of Net Sales in the DOA Diagnostics Field and the Non-DOA Human Diagnostics Field, and (b) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of Net Sales in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field and the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field. Such royalty shall be payable in such countries in the world in which a Valid Claim exists for as long as a Valid Claim exists in such countries.

              (F) Under the scope of the licenses granted pursuant to Section 3.01(A), (B) and (C) (and without the necessity of granting sublicenses to any third party), Biosite, its Affiliates and its sublicensees (to the extent authorized under this Agreement) may, at their discretion, use third party contractors to (i) manufacture Biosite-labelled (or co-labelled) Products (or components thereof) for sale by Biosite or its Affiliates or its sublicensees (to the extent authorized under this Agreement) or their respective distributors and/or (ii) distribute Biosite-labelled (or co-labelled) Products for Biosite or its Affiliates or its sublicensees (to the extent authorized under this Agreement), provided that Biosite, its Affiliates and its sublicensees (to the extent authorized under this Agreement) may not use the same third party contractor (or an Affiliate of such contractor) to both manufacture and distribute Biosite-labelled (or co-labelled) Products.

         3.02 Biosite and its Affiliates shall not, except as may be required by law or an order of a court or governmental agency, file, permit to be filed on their behalf, cooperate with or assist any other party in the filing or taking of any action before any court or governmental agency to further any claim, charge, allegation, complaint, lawsuit, legal action, challenge, opposition, protest, nullity proceeding, reexamination request, or the like challenging the validity or enforceability of or issuance of any of the Patents, or seeking the invalidation, revocation, or denial of any of them.



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         3.03 Abbott hereby covenants that it will not, and it will cause its
Affiliates not to, file, permit to be filed on their behalf, or take any action to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

         3.04 No license or any other right is granted by implication or otherwise with respect to any patent application or patent except as specifically set forth herein. For the avoidance of doubt, no license is being granted hereunder in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field.



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                ARTICLE IV - PAYMENTS RECORD KEEPING AND REPORTS

         4.01 Biosite shall pay to Abbott the amount of Five Million Five Hundred Thousand U.S. Dollars ($5,500,000) within three (3) business days following the date of the entry of the Dismissal With Prejudice, by electronically transferring such funds to the following Abbott bank account:

                           City Bank of New York
                           (for Abbott Laboratories)
                           ABA #[CONFIDENTIAL MATERIAL REDACTED AND FILED
                                SEPARATELY WITH THE COMMISSION]
                           Account #[CONFIDENTIAL MATERIAL REDACTED AND FILED
                                SEPARATELY WITH THE COMMISSION]

Such payment shall be allocated as follows: (A) Two Million U.S. Dollars ($2,000,000) shall be a payment for Abbott's settlement of the Action and (B) Three Million Five Hundred Thousand U.S. Dollars ($3,500,000) shall be a payment for Abbott's license grant pursuant to Section 3.01(A).


         4.02 If any of the Patents are held invalid or unenforceable by a court of competent jurisdiction or any other governmental agency, bureau, commission, authority or body. In no instance shall Biosite seek or obtain return of the payment set forth in Section 4.01.

         4.03 In consideration of Abbott's license grant pursuant to Section 3.01(B), Biosite shall pay Abbott a royalty of [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of Biosite's Net Sales of Products in the Non-DOA Human Diagnostics Field. Such royalty shall be payable in such countries in the world in which a Valid Claim exists for as long as a Valid Claim exists in such countries.

        4.04 In consideration of Abbott's license grant pursuant to Section 3.01(C), Biosite shall pay Abbott a royalty of [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of Biosite's Net Sales of Products in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field and [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field. Such royalty shall be payable in such countries in the world in which a Valid Claim exists for as long as a Valid Claim exists in such countries.


         4.05 Royalty shall be payable only once with respect to the same unit of Product irrespective of the number of Valid Claims covering such unit of Product.

         4.06 All royalties due to Abbott hereunder shall be paid in United States Dollars. Biosite shall be responsible for making the payment to Abbott which payment shall be made by check or wire transfer, at Biosite's discretion. In the event that any Product is sold in a


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currency other than United States Dollars, the Net Sales of such Product for the reporting period shall be converted (for the purpose of calculation of such royalty) into its equivalent dollar value using standard Biosite financial report procedures and conversion methodology, which shall be consistent with GAAP. The royalty shall be paid in United States Dollars based on local sales converted to United States Dollars. The Biosite conversion methodology for sales shall be based on monthly averages (end of prior month spot rate plus end of current month spot rate divided by two) using central bank fixing rates (such as that in effect at the Chase Manhattan Bank) in countries where available and open market rates otherwise.


         4.07 Biosite shall keep and maintain full, true and accurate books of account containing all particulars that may be necessary, for the purpose of showing the amounts payable hereunder to Abbott. The books of account shall be kept at Biosite's principal place of business. The books of account and the supporting data shall be open once per year during the term of this Agreement at reasonable times during normal business hours, for two (2) years following the end of the calendar year to which they pertain, to the inspection of Abbott or its representatives for the sole purpose of verifying Biosite royalty statement or compliance in other respects with this Agreement. The costs and expenses relating to such inspection shall be borne by Abbott. In the event that Biosite royalties calculated for any semi-annual period are in error by greater than minus five percent (5%) for the period of time covered by the inspection, Biosite shall bear the reasonable costs of any audit and review initiated by Abbott.



         4.08 Biosite, within sixty (60) days after June 30 and December 31 of each year, shall deliver to Abbott true and accurate reports, giving such particulars of the business conducted by Biosite during the preceding six-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:


              (A) number of Products manufactured and sold;

              (B) total billings for Products manufactured, used and sold;

              (C) deductions applicable as provided in Section 1.07 (Net Sales);
                  and

              (D) total royalty due.

         4.09 With each such report set forth in Section 4.08 submitted to Abbott, Biosite shall pay to Abbott royalty due and payable under this Agreement. If no royalty shall be due, Biosite shall so report.

         4.10 The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of One Percent (1%) above the prime rate in effect at Chase Manhattan Bank (N.A.) from the due date.


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                    ARTICLE V - ALTERNATE DISPUTE RESOLUTION

         The parties recognize that a bona fide dispute as to certain matters relating to either party's or their Affiliates' rights and obligations under this Agreement may from time to time arise. In the event of the occurrence of such a dispute, either party may, by written notice to the other party, have such dispute referred to their respective officers designated below or their successors, for attempted resolution by good faith negotiations within twenty-eight (28) days after such notice is made as provided under Article X of this Agreement. Said designated officers are as follows:

FOR ABBOTT:      President, Diagnostics Division, or his designee.

FOR BIOSITE:     President and Chief Executive Officer, or his designee.


         In the event the designated officers are not able to resolve such dispute within such twenty-eight (28) day period, or any agreed extension thereof, either party may invoke binding Alternative Dispute Resolution (ADR) in accordance with the attached Exhibit D.

                            ARTICLE VI - TERMINATION


         6.01 This Agreement, unless earlier terminated as hereinafter provided, shall expire upon the expiration or lapse of the last of the Patents subject to the licenses granted under Section 3.01(A), (B) and (C) or the last patent right of Abbott subject to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION], whichever occurs later.


         6.02 In the event Biosite fails to pay the amount due Abbott under
Section 4.01 within the period of time provided therein, Abbott may terminate this Agreement if such amount is not paid within ten (10) days following written notice thereof to Biosite.

         6.03 In the event Biosite breaches its obligations under Section 3.02, Abbott may terminate this Agreement immediately upon written notice to Biosite.

         6.04 In the event either party files or otherwise becomes subject to bankruptcy or insolvency proceedings, the other party may terminate this Agreement immediately upon written notice to the party filing or otherwise becoming subject to bankruptcy or insolvency proceedings.


         6.05 In the event Biosite has not made at least one commercial sale to an unaffiliated third party of a Product in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field and/or the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field on or before April 19, 2000, Biosite's license under Section 3.01(C) in any such fields shall automatically terminate.



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         6.06 The following provisions shall survive termination or expiration of this Agreement: Sections 2.01, 2.02, 2.03, 2.04, 2.05, 3.04, 14.01 and 14.02.

                           ARTICLE VII - ASSIGNABILITY

         Neither this Agreement nor the license herein granted to Biosite shall be assignable or otherwise transferable by Biosite without the prior written consent of Abbott, except as expressly provided in this Article VII, in the event Biosite is acquired by (whether as a result of a sale of a controlling interest in Biosite's stock or a sale of all or substantially all of Biosite's assets) or merged with or into a third party during the term of this Agreement, the licensees granted hereunder may be assigned by Biosite to the third party which acquires or is merged into Biosite, as follows:



              (A) The licenses granted under Section 3.01(A), (B) and (C) may be assigned with respect to Biosite-labelled (or co-labelled) Products in existence as of the effective date of such acquisition or merger or under development by Biosite on the effective date of such acquisition or merger on the same terms as provided in this Agreement.



              (B) The licenses granted under Section 3.01(A) (B) and (C) may be assigned with respect to Products developed by the acquiring party prior to the effective date of such acquisition or merger or by the acquiring party and/or Biosite after the effective date of such acquisition or merger, provided that royalties shall be payable to Abbott for Net Sales of such Products to end-users at the following rates:


                  (i) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of Net Sales in the DOA Diagnostics Field and the Non-DOA Human Diagnostics Field; and


                  (ii) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of Net Sales in the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field and the [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] Diagnostics Field.


                            ARTICLE VIII - WARRANTIES

         8.01 Abbott represents and warrants to Biosite that:

              (A) Abbott has the full right, power and authority to grant the licenses to Biosite as set forth in Section 3.01 of this Agreement;

              (B) this Agreement has been duly authorized, executed and delivered by Abbott and constitutes a valid, binding and legally enforceable agreement of Abbott;

              (C) the execution and delivery of this Agreement and the performance by Abbott of its covenants and agreements herein contained, including the grant of the license to Biosite, are not restricted by and are not in conflict with, any agreement binding on Abbott or any of its Affiliates;

              (D) to the best of Abbott's knowledge, no claim in the Patents has been held invalid; and

              (E) other than the Action and the proceedings referenced in the attached Exhibit E, to the best of Abbott's knowledge, there are not any legal proceedings pending challenging the validity or enforceability of any Patents.

         8.02 Biosite represents and warrants to Abbott that:


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              (A) this Agreement has been duly authorized, executed and
delivered by Biosite and constitutes a valid, binding and legally enforceable agreement of Biosite; and

              (B) the execution and delivery of this Agreement and the performance by Biosite of its covenants and agreements herein contained are not restricted by and are not in conflict with, any agreement binding on Biosite or any of its Affiliates.

                           ARTICLE IX - APPLICABLE LAW

         This Agreement is acknowledged to have been made in and shall be construed in accordance with the laws of the State of New York, U.S.A.; provided that all questions concerning the construction or effect of the Patents shall be decided in accordance with the laws of the country in which the particular Patents have been filed or granted, as the case may be.

                               ARTICLE X - NOTICES

         Services of all notices hereunder shall be in writing and shall be made by courier, U.S. Mail, or by facsimile transmission (followed by courier or U.S. Mail delivery), to the addresses below, and the effective date of giving of such notices shall be the date on which such notice is actually received by the recipient. Notices shall be addressed as follows:

If to Abbott:

Director, Technology Acquisition
Abbott Laboratories
D-9RK, AP6C
100 Abbott Park Road
Abbott Park, Illinois 60064-3500

With a copy to:

General Counsel
Abbott Laboratories
D-364, AP6D
100 Abbott Park Road
Abbott Park, Illinois 60064-3500


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
If to Biosite:

Mr. Kim Blickenstaff
President and CEO
Biosite Diagnostics, Inc.
11030 Roselle Street
San Diego, California 92121

With a copy to:

Thomas E. Sparks, Jr., Esq.
Pillsbury Madison & Sutro LLP
235 Montgomery Street
San Francisco, California 94104

or to any other such address as may from time to time be designated by the receiving party.

                          ARTICLE XI - ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any written or oral prior agreements or understandings with respect thereto.

                      ARTICLE XII - WAIVER AND MODIFICATION

         No variation or modifications of any of the terms or provisions of this Agreement shall be valid unless in writing and signed by an authorized representative of both parties hereto. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

                             ARTICLE XIII - HEADINGS

         The headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement

                   ARTICLE XIV - CONFIDENTIALITY AND PUBLICITY

         14.01 The existence of this Agreement and the terms thereof shall remain confidential. None of the parties shall disclose to or discuss in any manner with any third party the terms of this Agreement, or any other aspect of the Action or their respective claims therein, except as provided in Section 14.02.

         14.02 Unless mutually agreed upon by the parties, no party, including its agents, attorneys, directors, officers, employees and Affiliates, shall originate nor participate in any publicity, news release or other public statement or announcement, written or oral, whether to


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the public, press, to stockholders or otherwise, relating to the subject matter of this Action or issues raised during the Action or this Agreement, to any amendment hereto or to performance hereunder, save only such announcement as in the opinion of legal counsel to the party making such announcement is required by applicable laws or regulations to be made. At least fifteen (15) business days prior to such announcement, to the maximum extent practicable, the party making such announcement shall give the other party an opportunity to review and comment on the form of the announcement, and the party making such announcement shall give due consideration to the other party's comments. To the extent giving fifteen (15) business days notice is not practicable, the party making such announcement shall use its best efforts to give the other party as much time as possible in advance of such announcement to review and comment on the form of the announcement.

                            ARTICLE XV - SEVERABILITY

         If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the parties' original intent, failing which, it shall be severed from this Agreement with the balance of the Agreement continuing in full force and effect, unless a party would thereby be deprived of a substantial portion of its consideration. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstance, or of rendering invalid any other provisions contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

                           ARTICLE XVI - COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be deemed an original.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.



ABBOTT LABORATORIES                       BIOSITE DIAGNOSTICS, INC.


By: /s/ Miles D. White                    By: /s/ Kim D. Blickenstaff
   ----------------------------------        -----------------------------------

Title: SVP - President ADD                Title: President & CEO
      -------------------------------           --------------------------------

Date:  9/6/96                             Date: September 6, 1996
     --------------------------------          ---------------------------------

                                    EXHIBIT A

[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE
     COMMISSION]PATENTS

COUNTRY               PATENT/APPLICATION  STATUS
                      NUMBER
Australia             560,552             Issued 4/9/87

Brazil                8,301,191           Issued 11/22/83

Canada                1,206,878           Issued 7/1/86

EPO                   Pub. No. 088,636    Granted 8/28/91
(Nationalized in:
Belgium, Germany,
France, United
Kingdom, Italy,
Luxembourg,
Netherlands, Sweden)

India                 157,435             Issued 3/29/86

Israel                68,082              Issued 12/31/86

[CONFIDENTIAL         [CONFIDENTIAL       [CONFIDENTIAL
MATERIAL REDACTED     MATERIAL REDACTED   MATERIAL REDACTED
AND FILED             AND FILED           AND FILED
SEPARATELY WITH THE   SEPARATELY WITH     SEPARATELY WITH THE
COMMISSION]           THE COMMISSION]     COMMISSION]

South Africa          83/1617             Issued 3/28/84

United States         5,073,484           Issued 12/17/91

                                   EXHIBIT B

                      IN THE UNITED STATES DISTRICT COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

ABBOTT LABORATORIES,               )
                                   )
            Plaintiff,             )
                                   )         No. 94 C 2808
            v.                     )
                                   )         Hon. John A. Nordberg
BIOSITE DIAGNOSTICS, INC.          )
                                   )
            Defendant.             )

                    JOINT STIPULATION AND ORDER OF DISMISSAL

         Pursuant to Rule 41 of the Federal Rules of Civil Procedure, the parties hereto, by their respective counsel, hereby stipulate and agree that this action and all claims contained therein are hereby dismissed with prejudice, each party to bear its own costs.

Dated:  September ___, 1996

                                          Respectfully submitted,


                                          ------------------------------------
                                          Mark Crane
                                          John L. Rogers
                                          Mary Kay McCalla Martire
                                          Hopkins & Sutter
                                          Three First National Plaza
                                          Chicago, Illinois 60602
                                          (312) 558-6600



                                          ------------------------------------
                                          Carl E. Moore, Jr.
                                          Marshall O'Toole Gerstein Murray
                                            & Borun
                                          283 W. Wacker Drive
                                          Suite 6300
                                          Chicago, Illinois 60606
                                          (312) 474-6300

                                          Attorneys for Abbot Laboratories

                                          ------------------------------------
                                          Gerald Sobel
                                          Richard G. Greco
                                          Kaye, Scholer, Fierman, Hays &
                                            Handler, LLP
                                          425 Park Avenue
                                          New York, New York 10022
                                          (212) 836-8500



                                          ------------------------------------
                                          John E. Burke
                                          Christopher J. Murdoch
                                          Burke, Weaver & Prell
                                          55 West Monroe Street
                                          Suite 800
                                          Chicago, Illinois 60603
                                          (312) 578-6550

                                          Attorneys for Biosite
                                            Diagnostics, Inc.



SO ORDERED:


_______________________________________
United States District Judge

                                   EXHIBIT C

                          UNITED STATES DISTRICT COURT
                         NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

ABBOTT LABORATORIES,               )
                                   )
            Plaintiff,             )         Civil Action No.
                                   )         94 C 2808
            v.                     )
                                   )         Magistrate Judge Bobrick
BIOSITE DIAGNOSTICS, INC.          )
                                   )
            Defendant.             )


                                PROTECTIVE ORDER


         This matter coming on to be heard on the cross motions of plaintiff Abbott Laboratories ("Abbott") and defendant Biosite Diagnostics, Inc. ("Biosite") for entry of a protective order, the Court having reviewed the pleadings filed by the parties, having heard the arguments of counsel concerning the need for entry of a protective order and the appropriate terms of a protective order, good cause having been shown for the entry of such an order.

         IT IS HEREBY ORDERED that good cause exists for the entry of a protective order in this matter. IT IS FURTHER ORDERED that the terms of the protective order are as follows:

         1.      Definitions

                 (a) The term "Confidential Information" as used in this order is to include any information or thing that the designating party in good faith believes constitutes or discloses or relates to trade secrets, processes, operations, research, technical or developmental information, personnel information or apparatus, production, marketing, sales, shipments or other proprietary data or information of commercial value. It may include, without limitation, documents produced in this action, during formal discovery or otherwise; information produced by non-parties which the producing or designating party is under an obligation to maintain in confidence; answers to interrogatories and responses to requests for admission or other discovery requests; deposition, hearing or trial transcripts; and tangible things or objects that are designated confidential. The information contained therein and all copies, abstracts, excerpts, analyses or other writings that contain, reflect, reveal, suggest or otherwise disclose such information shall also be deemed "Confidential Information". Information originally designated as "Confidential Information" shall not retain that status after any ruling by any Court denying in this action such status to it.

                 (b) The term "Attorneys Eyes' Only" shall mean Confidential Information which the designating party in good faith believes is of an especially sensitive nature and which relates to its business or was disclosed to it in confidence by any third party.

                 (c) The term "designating party" means the party producing or designation documents or information as "Confidential" or "Attorney' Eyes Only" under this Order.

                 (d) The term "receiving party" shall mean the party to whom "Confidential" or "Attorneys' Eyes Only" information is produced.

                 (e) Notwithstanding anything to the contrary herein, the description "Confidential" or "Attorneys' Eyes Only" shall apply to all that information so designated by the designating party absent an order of the Court or subsequent written agreement of the designating party providing otherwise.

DESIGNATION OF CONFIDENTIAL AND ATTORNEYS' EYES ONLY INFORMATION

         2. The designation of information as "Confidential" or "Attorneys' Eyes Only" shall be made by placing a legend on each page of the document so designated stating "Confidential" or "Attorneys' Eyes Only" respectively. All documents to be so designated shall be marked prior to the provision of a physical copy thereof to the receiving party. The designation of any thing as to which inspection or sampling has been requested shall be made by placing the designation "Confidential" or "Attorneys' Eyes Only" on the thing or container within which it is stored.

         3. When documents or things are produced for inspection, the documents or things may be collectively designated as "Confidential" or "Attorneys' Eyes Only" for purposes of the inspection, by letter or otherwise without marking each document or thing "Confidential" or "Attorneys' Eyes Only," and such documents or things will be treated as "Confidential" or "Attorneys' Eyes Only" information under this Order.

         4. If any "Confidential" or "Attorneys' Eye Only" information is produced by a non-party to this litigation, such a non-party shall be considered a "designation party" within the meaning of that term as it is used in the context of this Order and both parties to this order should be treated as receiving parties. The parties recognize that, during the course of this litigation, "Confidential" and "Attorneys' Eyes Only" information that originated with a non-party and for which there exists an obligation of confidentiality may be produced. Such information that the designating party believes originated with a non-party, but is subject to a confidentiality obligation may be designated as "Confidential" or "Attorneys' Eyes Only" and shall be subject to the restrictions of this protective order.

         5. In the event any designating party discovers, after it has produced information, that it has inadvertently produced "Confidential" or "Attorneys Eyes Only" information that has not been correctly designated, the designating party may redesignate the information by a subsequent notice in writing specifically identifying the redesignated information, in which event the parties shall henceforth treat such information in accord with this Protective Order, and shall undertake a best effort to correct any disclosure of such information contrary to the redesignation.

         6. Any inadvertent production of a document or thing which is subject to the attorney-client or joint defense privilege or the work product doctrine shall not constitute a waiver of the privilege or work product doctrine. In the event any designating party or third party discovers that it has inadvertently produced a document or thing which is subject to the above-referenced privileges or work product doctrine, the designating party must redesignate the information by subsequent notice in writing specifically identifying the redesignated information, in which event the parties shall henceforth treat the information as privileged. In addition, the receiving party shall destroy any copies of the document or thing in its possession, custody or control, and make its best efforts to correct any disclosure of such information.

DISCLOSURE OF CONFIDENTIAL AND ATTORNEYS' EYES ONLY INFORMATION

         7. Information designated "Confidential" may be disclosed only to the following:

                 (a) Outside litigation counsel for the parties, their partners (shareholders) and associates, and regularly employed office staffs;

                 (b)      In-house Abbott litigation counsel Katherine M.
                          Grundin;

                 (c) Independent consultants or experts and their staff not employed by or having a prior or existing relationship with the receiving party or affiliated with the receiving party or with a receiving party's licensee or licensor, retained by the attorneys for the parties either as technical consultants or expert witnesses for the purposes of this litigation, pursuant to paragraph 19(c);

                 (d) Three employees of each corporate party who are assisting counsel with this litigation, to be designated in writing by name, title, and job description within ten days of the entry of this Order; and

                 (e) The Court, Court personnel and Official Court Reports to the extent that "Confidential Information" is disclosed at a deposition or court session which they are transcribing.

         8. Information designated as "Attorneys' Eyes Only" may be disclosed only to the following:

                 (a) Outside litigation counsel, their partners (shareholders) and associates, and regularly employed office staffs;

                 (b)      Abbott's in-house litigation counsel Katherine M.
                          Grundin;

                 (c) Independent consultants or experts and their staff not employed by or having a prior or existing relationship with the receiving party or affiliated with the receiving party or with a receiving party's licensee or licensor, retained by the attorneys for the parties either as technical consultants or expert witnesses for the purposes of this litigation, pursuant to paragraph 19(c); and

                 (d) The Court, Court personnel and Official Court Reports to the extent that "Attorneys' Eyes Only" information is disclosed at a deposition or court session which they are transcribing.

         9. The designation of any document or thing as "Confidential" or "Attorneys' Eyes Only" shall not preclude any party from showing the document or thing to any person who appears as the author or as an addressee on the face of the document, or who has been identified by the designating party as having been provided with the document or the information therein by the designating party prior to the initiation of the litigation.

         10. Documents and other information designated as Attorneys' Eyes Only by Biosite may not be brought onto the premises of any office or facility of Abbott, and documents and other information designated as Attorneys' Eye Only by Abbott may not be brought onto the premises of any office or facility of Biosite.

USE AND CONTROL OF CONFIDENTIAL AND ATTORNEYS' EYES ONLY INFORMATION

         11. All information designated "Confidential" or "Attorneys Eyes Only" disclosed pursuant to this Order shall be used by a recipient thereof solely for the purposes of this litigation and not for any business or competitive purposes. It shall be the duty of each party and each individual having notice of this Protective Order to comply with this Order from the time of such notice.

         12. If such "Confidential" or "Attorneys Eyes Only" information is contained in deposition, trial or other testimony, the transcript may be designated as containing "Confidential" or "Attorneys' Eyes Only" information in accordance with this Order by notifying the other party on the record, at the time of the testimony, or in writing, within twenty (20) days of receipt of the transcript of the specific pages and lines of the transcript which contain "Confidential" or "Attorneys' Eyes Only" information. All depositions, regardless of whether a designation of confidentiality was made on the record, shall be treated as containing "Confidential Information" and subject to this Protective Order until a time twenty (20) days after a transcript of the deposition is received. All Court proceedings during which "Confidential" or "Attorneys' Eyes Only" information is likely to be revealed shall be held in camera unless the Court orders otherwise.

         13. All information subject to confidential treatment in accordance with the terms of this Order that is filed with the Court, and any pleading, motions or other papers filed with the Court disclosing any "Confidential" or "Attorneys Eyes Only" information, shall be filed under seal and kept under seal until further order of the Court. Where possible only confidential portions of filings with the Court shall be filed under seal.

MISCELLANEOUS

         14. This Protective Order is intended to provide a mechanism for handling the disclosure or production of "Confidential" and "Attorneys' Eyes Only" information to which there is no objection other than confidentiality. Each party reserves the right to object to any disclosure of information or production of any documents it deems to contain "Confidential" or "Attorneys' Eyes Only" on any other ground it may deem appropriate, and any party may move for relief from, or general or particular modification of, the mechanism herein set forth or the application of this Order in any particular circumstance.

         15. This Protective Order may only be amended with respect to specific documents or items of "Confidential" or "Attorneys' Eyes Only" information by Court order, which may be entered pursuant to the agreement of the parties hereto. This Protective Order shall remain in force and effect indefinitely until modified, superseded or terminated by Order of this Court, which may be entered pursuant to agreement of the parties hereto.

         16. Upon final termination of this action (including all appeals) with respect to any party receiving any "Confidential" or "Attorneys' Eyes Only" information and at the option of the designating party, the receiving party shall, within thirty (30) days of such termination, either return to the designating party or destroy all "Confidential" or "Attorneys' Eyes Only" information in its possession. In either event, the receiving party shall specifically describe the materials returned or destroyed and certify their return or destruction, with the exception that outside counsel may retain one copy of the pleading or other papers filed with the Court or served in the course of the litigation, depositions, deposition exhibits and the trial record.

         17. No party or person shall disclose or cause to be disclosed to anyone not specified in Paragraphs 7, 8 or 9 as being entitled to receive it, any information designated as "Confidential" or "Attorneys' Eyes Only" under this Protective Order without prior written consent of the designating party or further order of this Court. If the receiving party learns that "Confidential" or "Attorneys' Eyes Only" information produced to it is disclosed to or comes into the possession of any person other than in the manner authorized by this Order, the receiving party responsible for the disclosure must immediately inform the designating party of all pertinent facts relating to such disclosure and shall make every effort to prevent disclosure by each unauthorized person who received such information.

         18.     (a)      No person other than in-house or retained counsel
representing the parties in this action designated in accordance with Paragraphs 7, 8, or 9 above shall have access to "Confidential" or "Attorneys' Eyes Only" information without first signing an Affidavit of Compliance with the Protective Order (in the form attached as Exhibit 1 hereto) or a Declaration of Compliance with the Protective Order (in the form attached as Exhibit 2 hereto). A file of all such original written Affidavits or Declarations shall be maintained by counsel for the party obtaining them.

                 (b) Before any non-lawyer employee of a party may be given access to "Confidential" information under paragraph 7 above, the party seeking to provide such access must give a copy of the Affidavit or Declaration referred to in paragraph 18(a) to the attorneys for the designating party.

                 (c) Before any independent consultant or expert may be given access to "Confidential" or "Attorney's Eyes Only" information under paragraphs 7 or 8 above, the party seeking to provide such access must give a copy of the Affidavit or Declaration referred to in paragraph 18(a) and written notice to the attorneys for the designating party of the intention to make such disclosure, stating the name, address and a resume of the background and qualifications of the person to whom disclosure is proposed. Within ten (10) days from the service of such written notice, the designating party may object to such disclosure by service of a written notice of objection on the attorneys for the party seeking to make the disclosure, stating the reasons for the objection. No disclosure of "Confidential" or "Attorneys' Eye Only" information may occur prior to the expiration of ten (10) days from the date of service of the written notice of intent to disclose. If the designating party serves notice of objection, the party seeking to make the disclosure must move for leave of Court to do so, and may not make such disclosure without an Order of the Court authorizing such disclosure.

         19. Nothing herein shall prevent any party or non-party from seeking additional or different relief from the Court not specified in this Order.

         20. Nothing herein shall prevent any party or third party from disclosing its own "Confidential" or "Attorneys' Eyes Only" information so designated by itself in any manner that it considers appropriate, nor shall counsel for either party be precluded from showing or using "Confidential" or "Attorneys' Eyes Only" information obtained from the opposing party during examination, at deposition or trial, of any officer, employee or retained expert of the party who designated the information confidential.

         21. Nothing in this Order shall prevent a receiving party from contending (for the purposes of securing an Order so providing from the Court) that any or all "Confidential" or "Attorneys' Eyes Only" information is not confidential. Any receiving party may at any time request that the designating party cancel the "Confidential" or "Attorneys Eyes Only" designation with respect to any document, object or information. Such request shall be written, shall be served on counsel for the designating party, and shall particularly identify the designated "Confidential" or "Attorneys Eyes Only" information that the receiving party contends is not confidential and the reasons supporting its contention. If the designating party does not agree to remove the "Confidential" or "Attorneys' Eyes Only" designation, then the party contending that such documents or information are not confidential shall file a motion to be relieved from the restrictions of this Order with respect to the document or information in question.

         22. The restrictions set forth in any of the preceding paragraphs shall not apply to information or material that: (a) was, is or becomes public knowledge in a manner other than by violation of this Order; (b) is acquired by the non-designating party from a third party having the right to disclose such information or material; or (c) was lawfully possessed by the non-designating party prior to the entry by the Court of this Order.

                                          APPROVED:

                                          KAYE, SCHOLDER, FIERMAN,
                                          HAYES & HANDLER



DATE:                                     By
     -----------------------------------    ----------------------------------

                                          Richard G. Greco (RGG 5152)
                                          Attorneys for BIOSITE
                                          DIAGNOSTICS, INC.


DATE:                                     Hopkins & Sutter
     -----------------------------------



                                          By
                                            ----------------------------------

                                          Mary Kay McCalla
                                          Attorneys for Abbott
                                          Laboratories, Inc.


SO ORDERED:


----------------------------------
         U.S.M.J.

                                   EXHIBIT 1
                          UNITED STATES DISTRICT COURT
                         NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION


ABBOTT LABORATORIES,               )
                                   )
            Plaintiff,             )
                                   )
      v.                           )         Civil Action No.
                                   )         94 C 2808
BIOSITE DIAGNOSTICS, INC.          )
                                   )         Judge Nordberg
            Defendant.             )

                            AFFIDAVIT OF COMPLIANCE

State of __________________________)
                                   )         ss
County of _________________________)

         I, _____________________________, on Oath, do depose and state as follows:

         1. I live at __________________. I am employed as (state position) __________________ by (state name and address of employer)
_______________________.

         2. I have read the Protective Order entered in this case, a copy of which has been given to me.

         3. I understand and agree to comply with and be bound by the provisions of this Order, including that upon receipt of any Confidential Information, I will be personally subject to it, and to all of its requirements and procedures.

Executed this ____ day of ____, 1994, at __________.



Subscribed and sworn to before me this ____ day of ___________, 1994.


                                  __________________________________
                                  Notary Public

                                   EXHIBIT 2
                          UNITED STATES DISTRICT COURT
                         NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

ABBOTT LABORATORIES,               )
                                   )
            Plaintiff,             )
                                   )
      v.                           )         Civil Action No.
                                   )         94 C 2808
BIOSITE DIAGNOSTICS, INC.          )
                                   )         Judge Nordberg
            Defendant.             )

                           DECLARATION OF COMPLIANCE

                 I, _____________________________ do declare and state as
follows:

         1. I live at __________________. I am employed as (state position) __________________ by (state name and address of employer)
_______________________.

         2. I have read the Protective Order entered in this case, a copy of which has been given to me.

         3. I understand and agree to comply with and be bound by the provisions of this Order, including that upon receipt of any Confidential Information, I will be personally subject to it, and to all of its requirements and procedures.

         4. Further, I declare, as provided by 28 U.S.C. Section 1746, under penalty of perjury under the laws of the United States of America, that the foregoing is true and correct.

Executed this ____ day of ____, 1994, at __________.



                                  ___________________________________________
                                  Signature

                                   EXHIBIT D

                         ALTERNATIVE DISPUTE RESOLUTION


The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party's rights and/or obligations. To have such a dispute resolved by this Alterative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen
         (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

                 (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

                 (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

                 (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

                 (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which ease the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral;

                 (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

                 (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

                 (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one
                          (1) page per issue.

                 (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

         Pre-hearing discovery shall be allowed, but shall be limited to narrowly-focused document production and not more than five (5) days of depositions per party. No other discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

                 (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

                 (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against tho party conducting the cross-examination.

                 (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

                 (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

                 (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissability of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten
         (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8.       The neutral shall be paid a reasonable fee plus expenses.  These fees
         and   expenses, along with the reasonable legal fees and expenses of the prevailing party





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         (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

                 (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

                 (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADD, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information.
         The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.





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
                                    EXHIBIT E

                       PENDING LEGAL PROCEEDINGS INVOLVING
                              PATENT NO. 5,073,484


1.       [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH
THE COMMISSION] is involved in an interference with [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] assigned to
[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE
COMMISSION].

2.       [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH
THE COMMISSION] has been opposed by two parties. At this time, Abbott has not received any documents relating to the opposition.